Exhibit 99.1

Script for CEO – American Vanguard Corporation

Earnings Call of November 9, 2020

[From earlier in the presentation][The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.]

[Start of CEO comments]

Thank you, David.

[click to slide 14]

Many of our investors have expressed an interest in our strategic direction and longer-term prospects, particularly in light of our increased emphasis on technology innovation. In that spirit, then, rather than getting into the weeds on market conditions over the past reporting periods, I would like to look forward to where we hope to be in the next three- to five-years.

We have three primary growth platforms within in our business – our core business, our green product lines and our precision application technology, led by SIMPAS. There are synergies between these platforms. For example, SIMPAS is a market access tool for both core products and green solutions, such as Agrinos biologicals. Also, there is some overlap between these platforms. But for directional purposes, it is useful to take each platform in order. [click to slide 15]

Our core business consists largely of our synthetic chemistries. Using 2019 numbers as a reference, let’s build a model using a baseline of annual net sales of $468 million. We have grown our core business in three ways – first, organically (that is, through additional market penetration), second, through our new product pipeline (that is, making new formulations or getting new uses for what already have) and third, through acquisitions. [click to slide 16] If we were to grow at a rate of only 2% per year, we should be at $507 million by year three and $527 million by year five in organic growth. [click on same slide] Let’s add to that our new product pipeline. We regularly introduce several new products per year; for example, in 2020 alone we launched five new formulations. As these new products get traction and we continue adding new introductions, we expect that we will add another $37 million by year three and $109 million by year five. So, core business plus new product pipeline puts us at $544 million by year three and $636 million by year five. [click on same slide]

But now, let’s add acquisitions. It is hard to predict the acquisition market, but I can say that it is extremely active today. As you may have read, we just completed two acquisitions, Agrinos (a biologicals company that I will talk about further in a moment) and AgNova (an Australian company that gives us greater critical mass and market access in Australia and the surrounding region). To establish our forward-looking target, we looked backward over the past five years and determined that, on average, we added $40 million per year in sales of newly-acquired products. If, out of conservatism, we cut that number in half – to $20 million per year – and extrapolated it forward, we find that our incremental acquisition growth could put us at $60 million by year three and $100 million by year five. So, core business plus new product pipeline plus acquisitions puts us at a three-year top-line target of $604 million and a five-year target of $736 million. [click to slide 17]

Let’s turn next to our green solutions platform. Before we get back to the model, I would like to bring you current on a recent acquisition. In early October, we acquired the shares of Agrinos, Inc. and its sister companies at a very favorable price, as they were being sold in an auction by the Norwegian parent in a liquidation proceeding. Agrinos makes and markets unique blends of biological products into many markets and operates three factories. The first, located in Oregon, ferments a 22-specie consortium of bacteria into an end-use product that enhances soil health and plant growth by, for example, increasing nitrogen uptake. The second, located in Mexico, produces a microbially enhanced, chitin-based product – the chitin, a calciferous substance, comes from shrimp that are locally grown – that has similar applications. The third, located in India, produces biologicals for that region including sales to the government of India.

With this investment, we have created a biologicals team to manage these green product offerings globally. That effort will also include our management of the Envance/Tyratech business.

Let’s get back to the model. Now, admittedly, some of the green solutions business is already included in our current core business. For purposes of this discussion, we will focus on the incremental addition. [click to slide 18] Through the end of the third quarter of 2020, we had already been on track to sell approximately $22 million in green products, including biologicals, bionutritional solutions (through both our domestic and international businesses), and essential oil products through Envance, which are the active ingredients in Proctor & Gamble’s Zevo line of consumer products. So, let’s use that number as a baseline for our green products platform.

As many of you know, we are already in the consumer pest control space through P&G’s Zevo product line. And we are expanding our essential oil product line into other areas, including lawn & garden, crop AND public and animal health. [click again on same slide] We expect that with the addition of Agrinos, the growth of our other biologicals and the expansion of Envance/Tyratech, we should see incremental revenues in year three of $48 million and in year five of $118 million. [click on same slide] So, let’s take our prior graph of core (including product pipeline and acquisitions) and now add green products. That would take us to about $70 million in year three and $140 million in year five. [click to slide 19]

Now for the third platform, namely precision application. We have been reporting regularly about our SIMPAS technology, which we believe is at the leading edge of prescriptive application systems. We know of no other system that enables a grower to take an agronomist’s prescription for multiple crop inputs – based upon field conditions and prior yield results – and apply those products variably in multiple rows automatically – in one pass. Further, with our Ultimus technology, we can trace product from factory to field and, as important, we can measure precisely what was used in any given application. And now we are enhancing this technology to permit seed treatment at time of plant. After seeing positive results from field trials by growers in many states, a number of our peers are performing their own tests with the goal of making their products available in SMARTCartidges through SIMPAS.

That said, some investors are asking that we give them a better idea of where SIMPAS could be in three- to five-years. In order to answer the question, we consider the following elements: first, revenues from our existing portfolio of products, which could be dramatically enhanced when applied prescriptively; second, license fees from other basic producers for active ingredients to be sold under our name; third, royalties from third parties for marketing their products through our SMARTCartidges under their name; and fourth, a share in the grower’s incremental yield benefit. [click to slide 20] Using conservative estimates of market penetration in domestic markets only, we are targeting top-line contribution on the order of $35 million in year three and $131 million in year five. In addition, we are confident that SIMPAS will be well-received outside of the US and are already planning to host SIMPAS field trials in Brazil in 2021. Also, these figures do not include the potential for additional revenues from our seed treatment innovation. In other words, these are conservative, domestic, in-furrow SIMPAS targets. [click to slide 21]

So, let’s put all of the platforms together. If we add core + green products + SIMPAS, we are in the neighborhood of $687 million in year three and $985 million in year five at the top line, which is roughly double where we are today. There are many moving parts in the equation. We will continue to control the things that are within our control, for example exercising strict discipline on managing working capital and operating expenses. Further, we are committed to maximizing our consolidated profit margin. While our expansion into distribution within international markets has tended to put a drag on our overall profitability, we expect that the introduction of newer technologies across these markets will create an updraft on profitability. In future calls, I will be updating you on how we are progressing against these targets.

Finally, let me pull our focus to the present and the near term. 2020 has been an unprecedented year for this industry. In spite of the pandemic, weather effects and the farm economy, as David mentioned, we have kept pace with Q3 of 2019 in terms of profitability – even with modestly lower sales. Looking forward into the fourth quarter, we are already seeing greater optimism in the domestic Agriculture sector spurred, in part, by rising crop commodity prices for corn, soybeans and cotton, which would tend to contribute to improved grower profitability. In the Midwest, with less crop rotation and more continuous corn-over-corn planting, we are also beginning to see a resurgence of soil insect pressure. In addition, demand for our soil fumigant products continues to rise. Based upon these trends and current sales activity, we are encouraged by our prospects for the balance of the year and into the 2021 season. [click to slide 21]

We will now take any questions you might have. Operator?

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